EXHIBIT 99.1

Schmitt Reports Increased Net Sales and Income Before Income Taxes for Fiscal 2007

PORTLAND, Ore., July 18, 2007 (PRIME NEWSWIRE) -- Schmitt Industries, Inc. (Nasdaq:SMIT) is pleased to announce fiscal year end results. Income before income taxes for the fiscal year ended May 31, 2007 increased to $1,994,825, compared to fiscal year 2006 of $1,783,672 on a sales increase of 3.3%. Total annual net sales for fiscal year 2007 are $11,882,076 versus $11,503,360 in fiscal year 2006. Gross profits, as a percentage of sales, for the fiscal year ended May 31, 2007 are 55.8% compared to 56.3% in the prior fiscal year. Net income for fiscal year 2007 is $1,284,825 compared to the $1,350,129 reported in fiscal year 2006. The Company's provision for income taxes for the year ended May 31, 2007 increased to $710,000 from the $433,543 for the same period in fiscal 2006. At November 30, 2005 the Company reduced the valuation reserve on deferred tax assets by $281,000, which reduced the fiscal year 2006 net tax provision. Net income per fully diluted share is $.47 for the fiscal year ended May 31, 2007 compared to the $.49 reported in fiscal year 2006.

Sales for the quarter ended May 31, 2007 were $2,908,951 compared to $3,525,752 in the same period last year. The Company completed its fourth quarter ended May 31, 2007, with net income of $355,399 or $.13 per share (fully diluted) compared to net income of $514,910 or $.19 per share (fully diluted) for the fourth quarter ended May 31, 2006.

Condensed Statements of Operations and Balance Sheets for the years ended May 31, 2007 and 2006 are as follows. Management does not anticipate any changes in fiscal year 2007 reported earnings shown here when the final audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007 is filed with the Securities and Exchange Commission.

                            Schmitt Industries, Inc.
                       Condensed Statements of Operations
                               Years Ended May 31

                                                 2007        2006
                                             ------------------------
 Net sales                                   $11,882,076  $11,503,360
 Operating income                              1,768,450    1,733,596
 Income before income taxes                    1,994,825    1,783,672
 Provision for income taxes                      710,000      433,543
 Net income                                    1,284,825    1,350,129
 Net income per common share, diluted        $      0.47  $      0.49
 Weighted average number of common shares,
  diluted                                      2,763,061    2,746,082

                       Schmitt Industries, Inc.
                       Condensed Balance Sheets
                             As of May 31

                                                 2007         2006
                                              -----------  -----------
 Cash, cash equivalents and short-term
  investments                                 $ 5,477,711  $ 3,538,012
 Other current assets                           5,360,830    5,418,386
                                              -----------  -----------
   Total current assets                        10,838,541    8,956,398
 Property and equipment                         1,225,778    1,209,372
 Other assets                                     406,577      760,785
                                              -----------  -----------
   Total Assets                               $12,470,896  $10,926,555
                                              ===========  ===========

 Current liabilities                          $ 1,106,364  $ 1,105,715
 Long-term obligations                                 --        6,408
 Stockholders' equity                          11,364,532    9,814,432
                                              -----------  -----------
   Total Liabilities and Stockholders' Equity $12,470,896  $10,926,555
                                              ===========  ===========

Wayne Case, President and CEO of Schmitt Industries, said: "We are pleased with the continued profitability of the Company in the face of general economic data that indicates a slowing in the growth of business capital spending on orders and shipments of equipment other than high-tech and transportation equipment. We see a continuing demand in our basic markets and are optimistic about Schmitt's future sales and earnings. Machine tool industry customers are cautiously optimistic regarding short term demand for grinding machines, although the recent weakness in industrial production and business conditions in North America indicate growth rates for their products which incorporate the SBS Balancer segment product line will be lower than those experienced during fiscal 2005 and 2006. We have increased our liquidity and have $5,477,711 in cash, cash equivalents and short term investments at May 31, 2007 versus the $3,538,012 on hand at May 31, 2006. We have no long term debt and expect the cash growth will continue, affording us other market opportunities in the future to grow the Company."

Schmitt Industries, Inc. designs, assembles and markets computer controlled balancing equipment (the Balancer Segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc. ("SMS") the Company designs, manufactures and markets precision laser measurement systems (the Measurement Segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. ("SEL"), located in the United Kingdom.

The information contained in this release contains certain forward-looking statements that anticipate future trends or events. These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company's new product introductions, the risks of increased competition and technological change in the Company's industry and other factors detailed in the Company's SEC filings. Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

CONTACT:  Schmitt Industries, Inc.
          Linda M. Case, Investor Relations
          (503) 227-7908
          www.schmitt-ind.com